SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2013

HITTITE MICROWAVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51448	04-2854672
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

2 Elizabeth Drive, Chelmsford, Massachusetts 01824

(Address of principal executive offices) (Zip Code)

(978) 250-3343

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2013 we entered onto an employment agreement with Rick D. Hess providing for the terms of his employment as our new President and Chief Executive Officer. This agreement provided, among other things, that we would grant to Mr. Hess a retention award, in the form of a performance-based restricted stock unit providing for the issuance to him, provided that he remains employed by us on the fourth anniversary of the date of grant, which we refer to as the vesting date, of a number of shares of our common stock having a value on the date of grant equal to $1.5 million (the “target award”), provided that performance conditions relating to the relative total shareholder return, or TSR,  of our common stock over the four-year vesting period, in comparison to the TSRs of a group of comparable companies, are met. The number of shares constituting the target award may be increased by up to 100% in the event that our TSR exceeds the 75th percentile in the comparison group.

The agreement, as executed on March 13, 2013, contained a clerical error, in that it stated that no shares would vest unless our TSR over the 4-year vesting period was positive, whereas the intention and understanding of Mr. Hess and our Compensation Committee was that the positive TSR requirement was a condition only to the issuance of any shares in excess of the target award.

On August 27, 2013, we entered into an amendment to Mr. Hess’ employment agreement, the effect of which was to correct this error and to clarify that under the retention award, no shares in excess of the target award would vest unless our TSR over the 4-year vesting period was positive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HITTITE MICROWAVE CORPORATION

	By:	/s/ William W. Boecke
William W. Boecke
Chief Financial Officer

Date: September 3, 2013